Exhibit 99.1

NEWS RELEASE
May 12, 2016

FSI ANNOUNCES FIRST QUARTER, 2016 FINANCIAL RESULTS
Conference call scheduled for Friday May 13th, 11:00am Eastern time, 8:00am Pacific Time
See dial in number below

VICTORIA, BRITISH COLUMBIA, May 12, 2016 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for the first quarter (Q1) ended March 31, 2016.

Mr. Daniel B. O’Brien, CEO, states, “First quarter results were good considering the weakness in the energy sector. We are pleased with our success considering the situation and hope that we can maintain growth throughout the rest of the year. The top line revenue growth combined with the significant reduction in share count from the January buyback resulted in very good earnings per share and operating cash flow per share.”

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Sales in the first quarter (Q1) were $5,312,635, up approximately 7% when compared to sales of $4,963,887 in the corresponding period a year ago. The financials show a Q1, 2016 net income of $741,794, or $0.06 per share, compared to a net income of $504,265, or $0.04 per share, in Q1, 2015. Note: a share buyback of 1,175,000 shares took place in January 2016. This change in shares outstanding is not reflected in the 2015 earnings per share (E/S) or operating cash flow per share numbers. Shares outstanding at March 31, 2016 were 11,427,991. See the financials for details.

●	Basic weighted average shares used in computing per share amounts in Q1 were 11,543,376 and 13,169,991 for both 2016 and 2015 respectively.

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Non-GAAP operating cash flow:  For the 3 months ending March 31, 2016, net income reflects $143,318 of non-cash charges (depreciation and stock option expenses), income tax, as well as gain or loss on sale of equipment and interest income; which are items not related to operating or current operating activities. When these items are removed, the Company shows operating cash flow of $1,443,118, or $0.13 per share. This compares with operating cash flow of $1,107,305, or $0.8 per share, in the corresponding 3 months of 2015 (see the table that follows for details of these calculations).

The NanoChem division continues to be the dominant source of revenue and cash flow for the Company. New opportunities continue to unfold in detergent, water treatment, oil field extraction and agricultural use to further increase sales in this division. In past years the NanoChem division sales have been less volatile quarter over quarter, however due to increasing sales to agriculture, revenue seasonality may become larger. Also new sales opportunities have appeared in the WaterSavrTM division as a result of the ongoing drought in the southern United States. Many municipalities are water stressed and are seeking ways to conserve water.

* a conference call has been scheduled for 11:00 am Eastern Time, 8:00 am Pacific Time, on Friday May 13, 2016. CEO, Dan O’Brien will be presenting and answering questions on the conference call. To participate in this call please dial 1-888-576-4387 (or 1-719-325-2454) just prior to the scheduled call time. The conference call title, “First Quarter 2016 Financials,” may be requested.

The above information and following table contain supplemental information regarding income and cash flow from operations for the 3 months ended March 31, 2016. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

        FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Statement of Operations
For 3 Months Ended March 31 (3 Months Operating Cash Flow)
(Unaudited)

	3 months ended March 31
	2016		2015
Revenue	$5,312,635		$4,963,887
Income (loss) before income tax - GAAP	$1,299,800		$908,862
Provision for Income tax(net) - GAAP	$558,006		$404,597
Net income (loss) - GAAP	$741,794		$504,265
Net income (loss) per common share – basic. - GAAP	$0.06 a		$0.04 a
3 month weighted average shares used in computing per share amounts – basic.- GAAP	11,543,376	a	13,169,991	a

3 month Operating Cash Flow Ended March 31
Operating Cash flow (3months). NON-GAAP	$1,443,118 b		$1,107,305 b

Operating Cash flow per share excluding non-operating items and items not related to current operations (3 months) – basic. NON-GAAP	$0.13 a,b		$0.08 a,b
Non-cash Adjustments (3 month) GAAP	$143,318 c		$174,538 c
Shares (3 month basic weighted average) used in computing per share amounts – basic GAAP	11,543,376	a	13,169,991	a

Notes: certain items not related to “operations” of the Company have been excluded from net income as follows.

a) Non-GAAP - A share buyback of 1,175,000 shares took place in January 2016. This change is not reflected in the 2015 earnings per share (E/S) or operating cash flow numbers. Shares outstanding at March 31, 2016 were 11,427,991. See the financials for details.

b) Non-GAAP - amounts exclude certain non-cash items: depreciation and stock option expense totaling (2016 = $143,318, 2015 = $174,538), income tax, (2016 = $558,006, 2015 = $404,597), gain/(loss) on the sale of equipment(2016 = $ N/A, 2015 = (26,867)) and interest income (2016 = $ N/A, 2015 = $2,962). See the financial statements for all adjustments.

c) Non-GAAP – amounts represent depreciation and stock compensation expense.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
206 - 920 Hillside Ave, Victoria, BC  CANADA V8T 1Z8

Jason Bloom
Tel: 250 477 9969
Toll Free: 800 661 3560
Fax: 250 477 9912
E-mail: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: Danielle@flexiblesolutions.com
To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.